UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 17, 2021

Date of Report (Date of earliest event reported)

INDUS REALTY TRUST, INC.

(Exact name of registrant as specified in charter)

Maryland	06-0868496
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

(Commission File Number)	1-12879

641 Lexington Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code	(212) 218-7910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	INDT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On March 17, 2021, INDUS Realty Trust, LLC, (“IRT”) a wholly owned subsidiary of INDUS Realty Trust, Inc. (“INDUS” or the “Registrant”) entered into the fourth amendment (the “Revolving Credit Line Amendment”) to the Revolving Line of Credit Loan Agreement (as amended, the “Amended Webster Credit Line”) with Webster Bank, N.A. (“Webster Bank”). The Revolving Credit Line Amendment increases the amount of the Amended Webster Credit Line from $19.5 million to $35.0 million (the “Credit Amount”), while adding 160 International Drive and 180 International Drive, industrial/logistics buildings aggregating approximately 283,000 square feet in the Charlotte, North Carolina area (“160 and 180 Industrial Drive”), to the collateral for the Amended Webster Credit Line. In addition to 160 and 180 International Drive, the collateral for the Amended Webster Credit Line will consist of eight office/flex buildings aggregating approximately 224,000 square feet and two industrial/logistics buildings aggregating approximately 50,000 square feet in Connecticut and an approximately 68,000 square foot industrial/logistics building in Orlando, Florida (collectively, the “Collateral Property”). Along with the Company’s separate $15.0 million credit line for acquisitions, total borrowing capacity under credit lines with Webster Bank was increased to $50.0 million as a result of the Revolving Credit Line Amendment. The Revolving Credit Line Amendment amends the Amended Webster Credit Line interest rate to include a provision that the one month LIBOR rate cannot be less than zero.

Under the terms of the Revolving Credit Line Amendment, the Collateral Property must have net operating income (as defined) equal to or greater than 125% of the interest due on the Credit Amount (the “Minimum Net Operating Income”), calculated as if the Credit Amount were fully advanced, subject to certain adjustments, and IRT must maintain a maximum ratio of the Credit Amount to the appraised value of the Collateral Property of not more than: (i) 70%, until the Third Extended Maturity Date (as defined in the Revolving Credit Line Amendment); and (ii) 65%, during the Fourth Extended Term (as defined in the Revolving Credit Line Amendment).

In addition, INDUS must maintain: (a) a minimum total stockholders equity of $80.0 million; (b) a minimum liquidity (as defined in the Revolving Credit Line Amendment) of $5.0 million; (c) a ratio of total debt to the total fair value of its assets not to exceed 50%: and (d) a fixed charge coverage ratio, defined as EBITDA minus cash income taxes and dividends paid, divided by debt service of at least 1.1 to 1.0.

The Amended Webster Credit Line, which expires on September 30, 2021, may be extended by IRT for an additional year through September 30, 2022, provided that the Minimum Net Operating Income covenant is satisfied, based upon an assumption that the maximum Credit Amount is paid at an assumed 5% interest rate over an assumed 30 year amortization period.

Upon execution of the Revolving Credit Line Amendment, IRT was required to pay a fee in the amount of $77,500 and, on October 1st of each year thereafter, a fee equal to 0.125% of the average undrawn portion of the Credit Amount, as further described under the terms of the Revolving Credit Line Amendment.

The foregoing description of the Revolving Credit Line Amendment is subject to and qualified in its entirety by reference to the full text of the Revolving Credit Line Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

A copy of the Company’s March 22, 2021 press release announcing the Revolving Credit Line Amendment is attached hereto as Exhibit 99.1.

The information contained and referenced in this Item 7.01, including the press release attached as Exhibit 99.1, is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference into any registration statement or other filing pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as otherwise expressly stated in any such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Fourth Amendment to Revolving Line of Credit Loan Agreement, between INDUS Realty Trust, LLC and Webster Bank, N.A. dated as of March 17, 2021
99.1	Registrant’s Press Release dated March 22, 2021 (attached hereto)
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUS REALTY TRUST, INC.

	By:	/s/ Anthony J. Galici
Anthony J. Galici
Date: March 22, 2021		Executive Vice President, Chief Financial Officer and Secretary